Tecumseh Products Company Announces Transition of Leadership

ANN ARBOR, Mich., March 10, 2011 /PRNewswire/ -- On March 7, 2011, Mr. Wainright and our Board of Directors mutually determined that Mr. Wainright will separate his employment with us after an approximately 90-day transition period.  During that period, our management and Board of Directors will conduct a search for a successor to Mr. Wainright as our Chief Executive Officer, including a review of internal candidates.

Kent Herrick, Chairman of the Board of Directors of Tecumseh Products Company commented: "We are truly appreciative of the effort and contributions made by Jim over the past three and one half years as we re-invented Tecumseh Products Company and wish him the very best in his future endeavors."

About Tecumseh Products Company

Tecumseh Products Company (Nasdaq: TECUA) is a full-line independent global manufacturer of hermetically sealed compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://tecumseh.investorroom.com/.

Contact:	Jim Connor
Tecumseh Products
734-585-9407
investor.relations@tecumseh.com

CONTACT: Jim Connor, Tecumseh Products, +1-734-585-9407, investor.relations@tecumseh.com